Exhibit 10.3
[Avon Letterhead]
3 February 2018
Jan Zijderveld
[Address]

Dear Jan,
It is with great pleasure that I am able to offer you, on behalf of Avon Cosmetics Limited (the “Company”), a wholly-owned subsidiary of Avon Products, Inc. (“Avon”), the permanent position of Chief Executive Officer of Avon. Your employment commencement date will be February 5, 2018.
As you know, the Company is part of the Avon group of companies (the “Avon Group”). You will be directly employed by the Company, and will be appointed to the position of Chief Executive Officer of Avon, the ultimate parent company of the Avon Group. At the request of Avon’s Board of Directors (the “Board”), you agree to serve as an officer, director or other appointee with respect to any member of the Avon Group.
You will report directly to the Board. You will also be appointed as a member of the Board. As a member of the Board, you agree to serve in accordance with Avon’s Corporate Governance Guidelines, as in effect from time to time, and applicable law.
Your annual base salary will be £850,000, payable in accordance with the Company’s remuneration payment practices. Although this salary is quoted on an annual basis, it does not imply a specific period of employment.
Further terms and conditions of your employment, including with respect to your eligibility in Avon’s annual incentive programme available to senior executives and your awards under Avon’s long-term incentive programme, are set forth in your contract of employment, attached hereto and incorporated in all respects.
Avon reviews its annual and long-term incentive programmes from time to time and reserves the right to change the applicable award mix and the design of the programmes at its discretion, and all awards are subject to the terms and conditions of Avon’s applicable plan documents, as may be amended from time to time. For the avoidance of doubt, you are not eligible for any incentive awards for any time periods prior to the commencement date of your employment.
The Company believes strongly in a culture of ethics and compliance, and you will be covered by and must comply with Avon’s Code of Conduct and Ethics and other policies. In particular, the Company expects all associates to respect the privacy of other individuals and protection of their personal data. This offer is subject to your agreeing and signing up to our data privacy terms, which will be provided separately.
As a senior executive of Avon, you will also need to adhere to share ownership guidelines, which encourage executive share ownership and align executive interests with those of shareholders. As Chief

Executive Officer, you will have an ownership target equal in value to six times annual base salary and will be expected to hold 75% of net shares acquired upon vesting of equity awards until this target has been satisfied. Additionally, you will be covered by certain of Avon’s policies applicable to senior executives, such as Avon’s Compensation Recoupment Policy and Change in Control Policy.
You represent and agree that your acceptance and execution of this offer does not conflict with or violate any of the terms, conditions or provisions of any existing contractual relations to which you are bound, and does not conflict with any duties owed or owing to any current or former employer. You further represent and agree that you have no conflicts of interests, or have disclosed to the Company any potential conflicts of interests, as described in Avon’s Code of Conduct and Ethics.
Your employment is contingent upon your passing a satisfactory background investigation, reference checks and compliance with immigration law. As you may be aware, government regulations require that the Company verify the employment authorisation status of all new employees.
Along with your new contract of employment, you will find enclosed additional forms that you must complete:

•	Pension entitlement and enrolment

•	Bank details

•	Avon’s data privacy agreement
In addition, when you join the Company you will be able to access our HR system and update both your contact information and personal information. You will also be required to bring a copy of your right to work documents on your first day at the Company.

Please contact Susan Ormiston if you have any queries.
In the meantime, we look forward to your joining us.

Yours sincerely,

/s/ Chan W. Galbato

Chan W. Galbato
Non-Executive Chairman of the Board of Directors
of Avon Products, Inc.

cc: Susan Ormiston, Senior Vice President, Human Resources and Chief Human Resources Officer

Accepted and Agreed to:

/s/ Jan Zijderveld	3 Feb 2018
Jan Zijderveld	Date

Contract of Employment
This statement contains the main terms and conditions of your employment with Avon Cosmetics Limited (the “Company”), for the position of Chief Executive Officer of Avon Products, Inc. (“Avon”). The Company is part of the Avon group of companies (the “Avon Group”).
Please ensure you read and understand this document. If you have any queries relating to your employment, please contact Susan Ormiston, Senior Vice President and Chief Human Resources Officer of Avon.

Surname:	Zijderveld

Forename:	Jan

Address of Employee:	[------]

Post Code:	[------]

Job Title:	Chief Executive Officer of Avon

Reporting to:	Board of Directors of Avon (the “Board”)

Board Membership:
As stated in your offer letter, you will be appointed as a member of the Board. As a member of the Board, you agree to serve in accordance with Avon’s Corporate Governance Guidelines, as in effect from time to time, and applicable law.

Other Positions:
At the request of the Board, you agree to serve as an officer, director or other appointee with respect to any member of the Avon Group. It is anticipated that you will be appointed as a member of the Board of Managers of New Avon LLC. For the avoidance of doubt, you shall not be entitled to any additional compensation or benefits for your membership on the Board or such other officer, director or other appointee positions for which the Board requires your services.

Effective Date:	February 5, 2018. This is the date your employment with the Company starts.

Continuity of Employment:	No previous service counts towards your continuity of employment with the Avon Group.

Salary:	No less than £850,000 per annum, payable in accordance with the Company’s remuneration practices (see “Remuneration” below).

Annual Incentive Programme:
As stated in your offer letter, beginning with the 2018 performance year and for each subsequent performance year during the term of this contract of employment, you will be eligible to participate in the annual incentive programme available to senior executives, with a target level of 200% of annual base salary. The actual amount of annual incentive payable to you is contingent on achievement of relevant individual and/or business performance goals, as determined by the Compensation and Management Development

Committee of the Board (the “Compensation Committee”), your continued employment through the payment date, and such other terms and conditions of the applicable annual incentive programme.
With respect to the 2018 performance year, you will be guaranteed a minimum annual incentive equal to £850,000 (i.e., 50% of your target award), subject to your continued employment through the payment date.
Annual incentive programme payments, if any, are generally made early in the year following the performance period. The payment of annual incentive and the rules of the programme are at Avon’s discretion and are subject to change. Details of the annual incentive programme will be supplied annually.

Long-Term Incentive Plan:	As stated in your offer letter, you will be eligible to participate in Avon’s long-term incentive plan available for senior executives (“LTIP”).
The first of such awards are expected to be granted to you in March 2018 at the same time LTIP awards are made to employees generally. Such awards will have an aggregate target value equal to £2,550,000 (i.e., 300% of your base salary), and will be delivered as follows: (i) 40% of such value will be delivered in the form of premium-priced options (“Options”) to acquire shares of Avon common stock (“Shares”) and (ii) 60% of such value will be delivered in the form of performance-based restricted stock units (“PSUs”).
The per Share exercise price of the Options will equal 125% of the closing price of a Share on the date of grant (or, if the date of grant is not a trading day, then a proximate date will be used in accordance with the LTIP). The maximum term of the Options will be ten years from the date of grant. Consistent with Avon’s practice, the actual number of shares subject to the Options will be determined by (i) converting the target grant value into a share number based on a 2.5:1 conversion ratio and (ii) assuming a minimum share price of US $5. The Options will vest in one-third annual installments, subject to your continued employment through the applicable vesting date.
The number of PSUs granted will be determined by dividing the target value of the grant by the closing price of a Share on the date of grant (or, if the date of grant is not a trading day, then a proximate date will be used in accordance with the LTIP); provided, that consistent with Avon’s practice, if such closing price of a Share is less than US $5, then the number of PSUs will be determined using a US $5 share divisor.

The terms and conditions of your LTIP awards to be granted in March 2018 shall be subject to the terms and conditions of the definitive award agreements and Avon’s 2016 Omnibus Incentive Plan, in the forms provided to you by Avon. Such award agreements shall include noncompetition, nonsolicitation, nondisclosure and recoupment provisions. Upon the grant of such awards, such definitive award agreements and Avon’s 2016 Omnibus Incentive Plan shall supersede the terms above describing such awards.
You will be eligible for LTIP awards for each subsequent year during the term of this contract of employment, as determined by the Compensation Committee. Your aggregate target value for LTIP awards for each such subsequent year will be equal to at least 300% of your then annual base salary, with the number of shares subject to such LTIP awards to be determined by the methodology established by the Compensation Committee (which may include converting the target grant value into a share number based on a conversion ratio and/or assuming a fixed minimum share price).
Avon reserves the right to award any or all of your Options, PSUs, Sign-On RSUs (as defined below) and Sign-On PSUs (as defined below) as inducement awards within the meaning of Section 303A.08 of the NYSE Listed Company Manual. In that event, such awards will not be granted under the LTIP but the applicable award agreements will be construed as if the award had been granted under the LTIP in accordance and consistent with, and subject to, the provisions of the LTIP.
Further details of the LTIP are available on request. Please note the terms of the LTIP are subject to change.

Sign-On Equity Awards:	You will receive sign-on equity awards in the form of (i) 600,000 service-vesting restricted stock units (“Sign-On RSUs”) and (ii) 600,000 PSUs (“Sign-On PSUs”). Each RSU and PSU will cover one Share.
The Sign-On RSUs will cliff-vest on the third anniversary of the date of grant, subject to your continued employment through such date. If your employment is terminated due to a Qualifying Termination (as defined below) prior to the vesting date, a prorated portion of the Sign-On RSUs will vest. The Sign-On RSUs will be granted on the date your employment with the Company starts.
The Sign-On PSUs will be subject to three consecutive one-year performance periods (i.e., calendar years 2018, 2019 and 2020), with one-third of the total target Sign-On PSUs being allocated to each such period. The Sign-On PSUs allocated to each such year will be earned based on the achievement of one-year performance goals (with a maximum payout of

150% of target Sign-On PSUs allocated to such year), which goals will be determined by Avon in the first quarter of each such year. The Sign-On PSUs will be granted to you when the performance goals for 2018 are determined. Any Sign-On PSUs earned based on achievement of the annual performance goals will be payable only following the end of the third and final performance period, subject to your continued employment through the end of such period, except that, if your employment is terminated due to a Qualifying Termination prior to the end of the final performance period, then you will receive a number of Shares pursuant to your Sign-On PSUs equal to the sum of (i) with respect to any such calendar year ending prior to the termination date, the target Shares allocable to such year or years as adjusted for actual achievement of the performance goals applicable to such year or years, and (ii) with respect to the year of termination (and any subsequent year), a number of Shares equal to the target Shares allocable to such year or years (i.e., assuming target level performance) multiplied by a proration factor, which will be equal to the number of completed months in the year of termination worked prior to such termination divided by the total number of months in such year of termination and any subsequent years. If, before settlement of the Sign-On PSUs, your employment is terminated for any reason other than due to (x) a Qualifying Termination, (y) your death or (z) your disability (as defined below), all of the Sign-On PSUs will be forfeited.
The terms and conditions of your Sign-On RSUs and Sign-On PSUs shall be subject to the terms and conditions of the definitive award agreements and Avon’s 2016 Omnibus Incentive Plan, in the forms provided to you by Avon. Such award agreements shall include noncompetition, nonsolicitation, nondisclosure and recoupment provisions. Upon the grant of such awards, such definitive award agreements and Avon’s 2016 Omnibus Incentive Plan shall supersede the terms above describing such awards. Notwithstanding the foregoing, for purposes of such awards, the definition of “Good Reason” in this Agreement shall apply in lieu of the definition of “Change in Control Good Reason” set forth in the 2016 Omnibus Incentive Plan.
Upon a termination of your employment due to your death or disability, your Sign-On RSUs and Sign-On PSUs will be subject to the terms and conditions under the LTIP and the Company’s form award agreements.

Working Hours:
You will work the Company’s normal office hours and such other hours without additional remuneration in order to meet the requirements of the business and for the proper performance of your duties. In view of your seniority and managerial duties and responsibilities, you are regarded as a “managing executive” for the purposes of the Working Time Regulations 1998 and accordingly the maximum weekly working hours provided for under the Working Time Regulations 1998 do not apply to you.

Location:
You will be based at Avon’s corporate headquarters in Chiswick Park, United Kingdom (“UK”). You must be able to legally reside and work in the UK. You may be required to work at other Avon sites, and you may be required to travel domestically and internationally for business purposes from time to time (see “Flexibility” below).

Relocation:
Your relocation benefits will be provided under Avon’s Permanent International Transfer Policy - Tier 1 (the “Permanent Relocation Policy”), as may be in effect from time to time. Your relocation benefits include:

•	Differential rental housing allowance for two (2) years.

•	Reimbursement for certain expenses (including temporary living expenses, destination services, work permit fees, tax preparation and shipping fees).

•	Relocation allowance.

•	Tax gross-up on such benefits, to the extent applicable.
Your relocation benefits are only payable provided you remain employed by Avon and are subject to the terms and conditions of the Permanent Relocation Policy, which will be provided to you.

Remuneration:	Method of Payment
You will be paid monthly in arrears by or on the last working day of each month by direct credit transfer to your bank or building society account.
Base Pay Review
Your base pay will be reviewed annually based on performance.
Deductions
You hereby authorise the Company to deduct from your remuneration (which for this purpose includes salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all sums owed by you to the Company or any Group Company.

Normal Working Pattern:	In the event any provision of this contract of employment conflicts with Avon’s Working Hours Policy, the provisions of this contract of employment shall govern.

Flexibility:
As Chief Executive Officer of Avon, you must devote your full business time, attention and skills to the affairs of the Avon Group. Avon will expect you to perform all reasonable tasks assigned to you (commensurate with your position) during the course of your employment which it believes you are competent to perform. You will be required to be flexible in your job responsibilities and to react to the needs of the business. This means that you may be required to:

1. vary your working hours;
2. travel for Company business (both within the UK or abroad) as may be required for the proper performance of your duties hereunder;
3. carry out duties that may be outside the scope of your normal responsibilities but you are competent to perform;
4. provide information and assistance to the Board if so requested; or
5. inform the Board of any information of which you become aware that may adversely impact any member of the Avon Group or its business.
This list is not exhaustive.
The Company will give reasonable notice for any changes with regard to occasional travel that might affect you. During your employment, you will not be required to work outside the UK for any continuous period of more than one month.

Private Medical Insurance:
You will be eligible for private medical coverage for yourself, your spouse and eligible dependents, depending on your personal circumstances. Your private medical coverage will be subject to the terms of the applicable medical coverage plan and insurance contract.

If you wish to join the scheme, you can do so by using our Flexible Benefits system, UP2U. You will receive confirmation of the website and access details shortly after joining the Company.
Further changes to your PMI subscription can be made only once a year when the UP2U “window” is opened to all eligible employees or if a “lifestyle event” (e.g., marriage, divorce, birth of child) occurs.
Please note that PMI is a benefit which is taxable at source.

Company Sick Pay:	The Company operates a Company Sick Pay Scheme for the benefit of its employees, which is in addition to Statutory Sick Pay entitlement. All payments made under the Company

Sick Pay Scheme are at the sole discretion of the Company and are conditional upon compliance with your obligations under the Company Sick Pay Scheme. Please refer to the Company Sickness Absence Policy which outlines the circumstances in which sick pay may be withheld.

Service with Avon	Entitlement
0-1 year	4 weeks
1-2 year	8 weeks
2-5 years	16 weeks
5+ years	26 weeks

Pension Scheme:
The Company operates an employee contributory pension scheme, which is open to all permanent and fixed term employees. Under current Auto Enrolment legislation, the Company is required to enrol automatically employees who meet certain criteria into a qualifying scheme. Full details of the current Avon Pension Scheme, the enrolment criteria and how auto-enrolment is applied can be found in the pension documents, which will be provided to you separately. Such pension documents, along with the rules and trust deed for the pension scheme, shall govern your participation in the Company’s pension scheme.

The Company’s contribution to the pension scheme for you will be 18% of pensionable pay with a salary cap of £154,200 based on your contribution to the scheme (as further outlined in the pension documents separately provided to you); provided, that if you elect to opt out of automatic enrolment or re-enrolment into the Avon Pension Scheme, the Company will instead pay you the amounts that would otherwise be contributed to the pension scheme in accordance with the opt-out provisions of the pension scheme and the Company’s remuneration payment practices. Such payment will not be treated as salary for any purpose under this Agreement.
For tax purposes, the Pension Input Period in the Avon Pension Scheme ends on 31st March each year.
The Company intends to comply with its employer duties under the Automatic Enrolment Laws as they apply to you and will automatically enrol or re-enrol you into a pension scheme as and when required by law. You are required to notify the Company in writing if you have registered for, or are otherwise eligible for, any form of tax protection which may be lost or prejudiced as a result of your automatic enrolment or re-enrolment into a pension scheme. The Company will have no liability to you in respect of any adverse tax consequences of your automatic enrolment or re-enrolment if you fail to provide such notification, or if the notification you provide is less than one week prior to your automatic enrolment or re-enrolment date.

Perquisites:
You are eligible for a company car at the benchmark level for your grade or an annual cash equivalent of £15,252, subject to normal deductions. You will be provided separately with a copy of the company car policy. Further details can be obtained from the Car Fleet department.

The Company will also provide you with payment or reimbursement for financial planning and tax preparation services, up to a maximum per annum equal to £11,250.

Holiday Entitlement:	The Company’s holiday year runs from 1 January to 31 December. You are entitled to 28 days’ holiday per year plus 8 public holidays.
You will accrue holiday from the date your employment with the Company starts.
At the conclusion of your employment, you will be paid for any accrued but untaken holiday.
Holiday entitlement on termination will be calculated according to the percentage of the year worked, i.e., as the number of days worked divided by 365 (366 for a leap year). If you take in excess of your accrued entitlement, the Company may deduct the cash equivalent of such excess from your final salary.
At the Company’s discretion, you may be required to reserve several days of your holiday entitlement. You will be notified of any such requirement in advance on an annual basis.

Life Assurance:
The Company will provide you with life assurance, which will provide for a benefit of up to £1,800,000 upon your death occurring during the term of this contract of employment. This benefit will be subject to the terms of the applicable life assurance plan and insurance contract.

Flexible Benefits:
The Company operates a self-service electronic flexible benefits scheme called UP2U. Shortly after joining the Company, you will be sent details of Avon’s UP2U scheme, which will allow you to opt into the Private Medical Scheme and to purchase childcare vouchers at that time. This benefit will be subject to the terms of the applicable plan.

For subsequent years, you will need to enrol annually for the flexible benefits scheme in accordance with the Company’s enrolment procedures. Enrolment details will be sent to you at such time.

Resignation from Positions:
Upon a termination of your employment with the Company by any party and for any reason, you agree that, unless otherwise expressly agreed upon in writing between you and Avon, you shall be deemed (without any further action by any party) to have resigned from the Board and all offices, titles, positions and appointments at any member of the Avon Group, including as a director, officer, employee, committee member or trustee. You further agree to execute any documents that Avon may reasonably require to effect such resignations. As of such termination date, you shall no longer hold yourself out as an officer of any member of the Avon Group, or have the authority to bind any member of the Avon Group in any way.

Severance:
Upon a Qualifying Termination, you will be eligible to receive (A) a cash severance benefit equal to twenty-four (24) months’ base salary, less any base salary paid to you during the notice period (or payment made to you in lieu of such notice period), payable in installments in accordance with the Company’s remuneration payment practices, (B) a prorated bonus under the annual incentive programme in respect of the fiscal year in which such termination occurs, provided that such termination occurs on or after August 1 of such fiscal year, such prorated bonus to equal (x) the amount that you would have been paid thereunder had you remained employed through the applicable payment date and (y) a fraction, the numerator of which is equal to the number of days you were actually employed during such fiscal year, and the denominator of which is equal to the total number of days in such fiscal year, such prorated bonus to be payable as a cash lump sum at the same time that bonuses in respect of such fiscal year are paid to other senior executives of Avon, (C) any unpaid bonus under the annual incentive programme for any fiscal year completed prior to the termination date, such bonus to be payable as a cash lump sum at the same time that bonuses in respect of such fiscal year are paid to other senior executives of Avon, and (D) continued participation in the Company’s medical coverage, life assurance and flexible benefits plans for twenty-four (24) months following your termination date (to the extent you were participating in such plans as of your termination date), subject to and in accordance with the terms of such plans as in effect from time to time; provided that, as a condition to the Company’s commencing and continuing such benefits, you must (I) enter into, and comply with, an appropriate settlement agreement with the Company which shall include, for example, a general release of claims, as well as noncompetition, nonsolicitation, nondisclosure, nondisparagement and other covenants consistent with Avon’s Severance Pay Plan, as in effect at such time, (II) comply with the restrictive covenants in this contract of employment (consisting of “Confidential Information”, “Company Equipment” and “Inventions and Improvements”) and (III) comply with the noncompetition, nonsolicitation and nondisclosure provisions of the award agreements evidencing your LTIP awards. For the avoidance of doubt, your participation in any benefit plans of the Avon

Group other than those benefit plans described above shall cease as of your termination date, and the treatment of any then outstanding awards you may have under the LTIP will be determined in accordance with the terms of the applicable plan document and award agreements.
For purposes of this contract of employment:

•
“Qualifying Termination” means (A) an involuntary termination of your employment by the Company other than (i) for cause (as defined below), (ii) due to your unsatisfactory work performance (as determined by the Board), (iii) as a result of your failure to return to work after an approved leave of absence (provided that you are able to perform the essential functions of your job with or without reasonable accommodation), (iv) due to your death or (v) due to your disability or (B) a resignation by you for Good Reason (as defined below). For greater clarity, a Qualifying Termination does not include any resignation by you without Good Reason or any retirement by you.

•
A termination for “cause” shall mean a termination by the Company because of (a) your continued failure to perform substantially your duties (other than due to a disability); (b) your wilful failure to perform substantially your duties or other wilful conduct that is materially detrimental to the Avon Group; (c) your personal dishonesty in the performance of your duties; (d) your breach of fiduciary duty involving personal profit; (e) your commission or conviction of, or pleading guilty to, a felony or misdemeanour (or equivalent-level crime as defined in jurisdictions outside of the UK); (f) your wilful or significant violation of any rule or procedure of any member of the Avon Group to which you are required to comply, including without limitation, absenteeism, violation of safety rules or insubordination; or (g) your violation of the Code of Conduct and Ethics. All determinations of whether any of the events above have occurred and/or whether cause shall have occurred will be determined by the Board in its sole discretion.

•
“disability” means your inability to perform the essential functions of your job resulting from a documented disability as defined by applicable law, after considering any reasonable accommodation required by law.

•
“Good Reason” means the occurrence of any one of the following events: (i) a material diminution in your base salary, (ii) a material diminution in your authority, duties or responsibilities, (iii) a material change in the geographic location at which you must perform the services or (iv) any other circumstances that the Executive and the Board mutually agree constitute Good Reason; provided that the events described in the foregoing clauses (i), (ii) and (iii) shall constitute “Good Reason” only if (1) you provide written notice to Avon of the existence of the condition constituting the Good Reason within 90 days of the initial existence of the condition constituting the Good Reason and (2) Avon or one of its affiliates, as applicable, is given 30 days to cure such condition.

Change-in-Control Severance:
You will be a covered executive in Avon’s Change in Control Policy (as may be amended or supplemented from time to time), a copy of which will be provided to you. Generally, under Avon’s Change in Control Policy, upon qualifying severance events occurring within two years following a change in control (which generally includes a termination by Avon or the surviving entity without cause or resignation by you for “Good Reason” (as defined therein)), you will be entitled to receive two times the sum of your base salary and target annual incentive, and continued participation in benefit plans for two years (subject to the applicable plan terms). These benefits are in lieu of, and not in addition to, the benefits described under “Severance” above. The foregoing summary of Avon’s Change in Control Policy is qualified by reference to the definitive plan document.

Notice Period:
You must give the Company six (6) months’ written notice to resign from your employment. The Company, in its sole and absolute discretion, reserves the right to pay you base salary in lieu of notice. If the Company elects not to pay you in lieu of your notice, then you will be required to work during your notice period (subject to the provisions described below under “Garden Leave”). If you fail to give notice to the Company, or give incorrect notice, the Company shall be entitled to withhold a sum from any monies due to you equivalent to the value of the salary you would have been entitled to during the unworked notice period.

The Company reserves the right to terminate your employment without notice or salary in lieu of notice upon a termination of your employment for cause.
If the Company terminates your employment for any reason other than in accordance with the Disciplinary Procedure or for cause, then the Company will be required to give you six (6) months’ written notice. Any base salary paid to you during or in lieu of such notice period will reduce, by an equal monetary amount, any severance cash payment that is otherwise due to you as described under “Severance” above, the Change in Control Policy or otherwise. Further, the Company, in its sole and absolute discretion, reserves the right to pay base salary in lieu of notice. If the Company elects not to pay you in lieu of your notice, then you will be required to work during your notice period (subject to the provisions described below under “Garden Leave”).

Garden Leave:
The Company reserves the right to require you not to attend your place of work for all or part of any notice period described above under “Notice Period”, in its absolute discretion. This period is referred to as “Garden Leave”.

During Garden Leave:
(a) the Company shall be under no obligation to provide any work to you and may revoke any powers you hold on behalf of the Company (or any Avon Group company), including the right to bind any member of the Avon Group in any way;
(b) the Company may require you to carry out alternative duties or to perform only such specific duties as are expressly assigned to you, at such location (including your home) as the Company may decide;
(c) you will continue to receive your base salary and normal contractual benefits in the usual way, subject to the terms of any benefit arrangement;(d) you shall remain an employee of the Company and bound by the terms of this contract of employment and offer letter (including any implied duties of good faith and fidelity);
(e) the Company may exclude you from any premises of the Company (or any other member of the Avon Group);
(f) the Company may direct you not to communicate with or contact suppliers, customers, distributors, employees, shareholders, trade associations or the press; and
(g) the Company may cease to give you access to its computer systems.
Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.
For the avoidance of doubt, if the Company elects to place you on Garden Leave during your notice period, any outstanding LTIP awards you then hold shall cease to vest as to any service-vesting conditions as of the date immediately prior to such Garden Leave.

Company Equipment:
If your employment is terminated for whatever reason, unless otherwise agreed in writing, you must (i) immediately return all equipment of the Avon Group in good working order as received by you, (ii) immediately return all other property of any member of the Avon Group (including confidential and proprietary information, and all embodiments thereof, passwords, memorandums or other documents) then in your custody, control or possession and (iii) delete all information pertaining to any member of the Avon Group or its business on any of your personal devices. Deductions may be made from any final payments for any associated loss or damage to equipment belonging to the Avon Group.

Cooperation:
The Avon Group may require you to agree that you will, after the termination of your employment for any reason: (a) advise and consult on matters within or related to your expertise and knowledge in connection with the business of the Avon Group; (b) make yourself available to the Avon Group to respond to requests for information concerning matters involving facts or events relating to any member of the Avon Group or its business; and (c) assist any member of the Avon Group with respect to pending and future litigation, investigations, arbitration or other dispute resolution matters. You will receive reimbursement for reasonable out-of-pocket expenses incurred in connection with such assistance. In addition, if you provide such assistance during any post-termination period for which you are not being paid severance (or pay in lieu thereof), you will be paid for your time expended at the Company’s request on such matters at an hourly rate equal to your weekly rate of base salary in effect at the time of your termination, divided by 40 hours, subject to your submission to the Company of your monthly invoices. For the avoidance of doubt, with respect to any post-termination cooperation you may provide under this section, you will not be an employee of, but rather an independent contractor to, the Company, and you will not be credited with compensation, service or age credit for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of the Avon Group (including the LTIP).

Code of Conduct:
You are required to adhere to Avon’s Code of Conduct and Ethics, a copy of which will be provided to you, including without limitation on the areas of gift, conflict of interest and other interests. Please appreciate that any violation of Avon’s Code of Conduct and Ethics is grounds for disciplinary action, including termination of your employment for cause (as defined above).

Inventions and Improvements:
Any invention, design or improvement upon any existing invention, product or work during the course of your employment will belong to the Company. This includes any computer programme or design whether or not it is capable of patent registered design, design right, database, copyright or any other similar protection, and whether you made or discovered it alone or in conjunction with anybody else. You must immediately tell HR of any such invention or improvement.
You must comply with any requests that the Company makes in order to ensure that the invention or improvement becomes or remains the property of the Company or its nominee.

Restrictive Covenants:
As noted above, you will be subject to the noncompetition, nonsolicitation, nondisclosure and nondisparagement provisions of any separation agreement entered into by you and the Company upon certain terminations of your employment, as well as the noncompetition, nonsolicitation and nondisclosure provisions of the award agreements evidencing your LTIP awards. Upon any termination of your employment, the Board, in its discretion, may limit the scope of such restrictive covenants as it may determine reasonable.

Recoupment:
As stated in your offer letter, you will be subject to Avon’s Compensation Recoupment Policy, a copy of which will be provided to you and is incorporated as if fully set forth herein. You will also be subject to the recoupment provisions of Avon’s forms of LTIP award agreements.

Confidential Information:	You must not (at any time) either during or at any time after the termination of your employment:
-divulge, disclose or communicate any confidential information to any person or persons, firm or company, other than the Board or duly authorised employees of any member of the Avon Group; or
-use any confidential information for your own purposes or for any purposes other than to serve the interests of the Avon Group in the course of your services hereunder.
You must at all times exercise utmost care, attention and discretion in handling any confidential information relating to any member of the Avon Group or personal information relating to an individual of which you are aware.
For the purposes of this clause, confidential information includes any of the below which are not in the public domain:
-information in whatever form relating to the Avon Group
-business plans
-finances
-transactions
-terms of business
-marketing strategies
-sales
-customers and prospective customers
-suppliers
-design and manufacturing process
-technical specifications
-private affairs of any member of the Avon Group

-personal information relating to an individual
-other information of a confidential nature
Notwithstanding anything herein to the contrary, this contract of employment is not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934, as amended). Furthermore, you are advised that you shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of any confidential information (as described above) that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. Section 1833(b)) applies that is made (i) in confidence to a U.S. federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

Data Protection and Privacy:
All information within the Avon Group is processed in accordance with the requirements of the Data Protection Act. The Company expects all staff to respect the privacy of other individuals and protection of their personal data. Your offer of employment is subject to your agreeing and signing up to our data privacy terms.

Right to Search:
To help the Company provide a safe environment and to deter criminal, obscene, pornographic or defamatory acts while on Company premises or while using company equipment, the Company has the right to carry out:

-Searches of your person, personal belongings and vehicle without notice in accordance with Company guidelines;
-Drug, drink and substance checks without notice, in line with the Misuse of Drugs and Alcohol policy;
-Video surveillance; or
-Monitoring of electronic communications on private or public lines, such as email.
Failure to comply will lead to disciplinary action and may lead to dismissal.

Tax Withholding:	All payments made or benefits provided to you under this contract of employment shall be subject to any applicable withholding taxes and all other required deductions.

Medical Examinations:	The Company may require a medical report to enable it to make decisions regarding your employment, e.g., in cases of ill-health. The Company may require you to undergo a medical examination by its medical advisor. In addition, you will be expected to provide the Company’s health professional with information about your medical condition as it may reasonably require. This is in order to ensure your state of health enables the Company to act within both yours and the Company’s best interests.
You may be asked in specific circumstances to consent to the Company contacting your doctor or a doctor nominated by the Company, and to his or her discussing your medical condition and history with us.

Attorneys’ Fees:
You will be entitled to reimbursement for all reasonable attorneys’ fees incurred in connection with the negotiation and finalisation of this contract of employment and related documents, such reimbursement not to exceed £55,000 in the aggregate.

Collective Agreement:	There is no collective agreement which directly affects your employment.

Amendment and Waiver:
No provision of this contract of employment may be modified, waived, discharged or amended unless such modification, waiver, discharge or amendment is agreed to in writing and signed by the party against whom such modification, waiver, discharge or amendment is asserted. No waiver by either party hereto of, or compliance with, any condition or provision of this contract of employment to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Entire Agreement:
This contract of employment and the offer letter constitute the entire agreement between the parties and supersede and extinguish all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter. Each party acknowledges that, in entering into this contract of employment and offer letter, it does not rely on and shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this contract of employment and offer letter.

Governing Law:
This contract of employment and the offer letter, and any dispute or claim arising out of or in connection with either of them or the subject matter or formation of either of them, shall be governed by and construed in accordance with the law of England and Wales.

Jurisdiction:	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this contract of employment or the offer letter, or the subject matter or formation of either of them.

I confirm that I agree with the terms and conditions set out in this contract of employment and agree to be bound by the rules and policies of the Avon Group:

Name:        Jan Zijderveld

Signed:        /s/ Jan Zijderveld
Dated:        3 Feb 2018

Signed on Behalf of the Company:

Name:	Susan Ormiston	Name:	James Thompson

Signed:	/s/ Susan Ormiston	Signed:	/s/ James Thompson

Dated:	2/3/18	Dated:	2/3/18